[Execution Copy]

 AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JULY 14, 2014

BY AND AMONG

TOWNEBANK,

FRANKLIN FINANCIal CORPORATION

AND

FRANKLIN FEDERAL SAVINGS BANK

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6.13	Voting Agreement	55
6.14	Shareholder Litigation	55
6.15	Investment Portfolio	55

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		56

7.01	Conditions to Each Party’s Obligation to Effect the Merger	56
7.02	Conditions to Obligation of the Company and Bank Subsidiary	57
7.03	Conditions to Obligation of Parent	57

ARTICLE VIII TERMINATION		58

8.01	Termination	58
8.02	Effect of Termination	60
8.03	Fees and Expenses	60

ARTICLE IX MISCELLANEOUS		61

9.01	Survival	61
9.02	Waiver; Amendment	62
9.03	Counterparts	62
9.04	Governing Law	62
9.05	Notices	62
9.06	Entire Understanding; Limited Third Party Beneficiaries	63
9.07	Severability	64
9.08	Enforcement of the Agreement	64
9.09	Interpretation	64
9.10	Assignment	64
9.11	Alternative Structure	64

EXHIBIT A – Plan of Merger

EXHIBIT B – Form of Voting Agreement

-ii-

AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 14, 2014, by and among TOWNEBANK, a Virginia banking corporation (“Parent”), FRANKLIN FINANCIAL CORPORATION, a Virginia corporation (the “Company”), and FRANKLIN FEDERAL SAVINGS BANK, a federally chartered savings bank and wholly owned subsidiary of the Company (“Bank Subsidiary”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and pursuant to the Plan of Merger, the Company and Bank Subsidiary will merge with and into Parent in accordance with the provisions of the VSCA, VFIC and OCC Regulations (the “Merger”), with Parent as the surviving institution in the Merger (sometimes referred to in such capacity as the “Surviving Entity”); and

WHEREAS, the Board of Directors of the Company and the Board of Directors of Bank Subsidiary have each determined that this Agreement and the transactions contemplated hereby are advisable, and have adopted and approved this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, and the Company, as the sole stockholder of Bank Subsidiary, has approved this Agreement and the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby are advisable, and has adopted and approved this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01         Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(f).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Bank Subsidiary Board” means the Board of Directors of Bank Subsidiary.

“Bank Subsidiary Bylaws” means the Bylaws of Bank Subsidiary.

“Bank Subsidiary Charter” means the Federal Stock Charter of Bank Subsidiary, as amended.

“Book-Entry Shares” means shares of Company Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

“Change of Recommendation” has the meaning set forth in Section 6.07(c).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Articles Amendment” has the meaning set forth in Section 2.01(g).

“Company Benefit Plans” has the meaning set forth in Section 5.03(o)(i).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 6.02(a).

“Company Bylaws” means the Bylaws of the Company.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Continuing Employees” has the meaning set forth in Section 6.10(a).

“Company Contract” has the meaning set forth in Section 5.03(l)(i).

“Company Financial Statements” means (i) the audited consolidated balance sheets, consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the years ended September 30, 2012 and 2013 and (ii) the unaudited consolidated balance sheets, consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the monthly, quarterly and annual periods ended subsequent to September 30, 2013.

“Company Intellectual Property” has the meaning set forth in Section 5.03(s)(ii).

“Company Meeting” has the meaning set forth in Section 6.02(a).

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Company Stock Award” has the meaning set forth in Section 3.07(b).

“Company Stock Option” has the meaning set forth in Section 3.07(a).

“Company Stock Plan” means the Franklin Financial Corporation 2012 Equity Incentive Plan.

“Company Stockholder Approvals” has the meaning set forth in Section 6.02(a).

“Confidentiality Agreements” has the meaning set forth in Section 6.06(b).

“CRA” has the meaning set forth in Section 5.03(k)(v).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” has the meaning set forth in Section 5.03(o)(i).

“ERISA Affiliate” has the meaning set forth in Section 5.03(o)(i).

“ESOP” means the Franklin Federal Savings Bank Employee Stock Ownership Plan.

“ESOP Trust” means the Franklin Federal Savings Bank Employee Stock Ownership Plan Trust created in connection with the establishment of the ESOP.

“ESOP Trustee” means Pentegra Trust Company, a non-depository trust company incorporated under the laws of the State of Maine.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means the agent designated by Parent (who, if different than Parent’s then serving registrar and transfer agent, is reasonably acceptable to the Company) to act as the exchange agent for purposes of conducting the exchange procedure described in Sections 3.01 and 3.02.

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.09(a).

“Insurance Amount” has the meaning set forth in Section 6.09(c).

“Intellectual Property” has the meaning set forth in Section 5.03(s)(ii).

“Joint Proxy Statement” has the meaning set forth in Section 6.03(a).

“Knowledge” means, with respect to the Company or Bank Subsidiary, the actual knowledge of those individuals set forth on Section 1.01 of the Company’s Disclosure Schedule and, with respect to Parent, the actual knowledge of those individuals set forth on Section 1.01 of Parent’s Disclosure Schedule.

“Laws” mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, including common law.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than a charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance that is a Permitted Lien.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Material Adverse Effect” means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that a “Material Adverse Effect” shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of or resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or published interpretations thereof, (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or changes to published interpretations thereof by Governmental Authorities, (C) changes after the date of this Agreement in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the party and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including any underlying causes thereof unless separately excluded hereunder, (F) the public disclosure of this Agreement or the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, into which shares of Company Common Stock shall be converted, pursuant to the provisions of Article III.

“Notice of Superior Proposal” has the meaning set forth in Section 6.07(d)(ii)(1).

“OCC” means the Office of the Comptroller of the Currency.

“OCC Regulations” means the rules and regulations promulgated by the OCC relating to federally chartered stock savings banks.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Average Share Price” means the average of the closing price per share of Parent Common Stock, as reported on the NASDAQ Global Select Market for the 10 consecutive trading days ending on and including the fifth trading day prior to the Closing Date.

“Parent Benefit Plans” has the meaning set forth in Section 5.04(o)(i).

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 6.02(b).

“Parent Bylaws” means the Bylaws of Parent, as amended.

“Parent Common Stock” means the common stock, $1.667 par value per share, of Parent.

“Parent Meeting” has the meaning set forth in Section 6.02 (b).

“Parent Preferred Stock” means the preferred stock, $5.00 par value per share, of Parent.

“Parent Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Parent Stock Plan” means the TowneBank 2008 Stock Incentive Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 6.02(b).

“Permitted Issuances” means with respect to Parent (i) issuances of new Rights to acquire Parent Common Stock granted after the date hereof pursuant to and in accordance with the Parent Stock Plan, provided that such new issuances are in the ordinary and usual course of business, (ii) issuances of shares of Parent Common Stock pursuant to the TowneBank Member Stock Purchase and Dividend Reinvestment Plan, or (iii) issuances of Parent Common Stock or any security convertible into shares of Parent Common Stock in connection with one or more business acquisitions or entering into any agreement with respect to the foregoing; provided that the aggregate market value, as of the date of announcement or the date of entering into any such agreement if no announcement is made, of such acquisitions or proposed acquisitions does not exceed $10,000,000.

“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent and payable or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Plan of Merger” means the Plan of Merger of Franklin Financial Corporation and Franklin Federal Savings Bank into TowneBank attached as Exhibit A hereto.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, however, that any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of its Disclosure Schedule.

“Regulatory Approvals” has the meaning set forth in Section 5.03(f)(i).

“Replacement Stock Award” has the meaning set forth in Section 3.07(b).

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SCC” means the Virginia State Corporation Commission.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(g).

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) required to be filed with a Governmental Authority with respect to any Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company, Bank Subsidiary or Parent, as applicable.

“TowneBank Richmond Board” has the meaning set forth in Section 6.12(b).

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“VFIC” means Title 6.2, Financial Institutions and Services, of the Code of Virginia, as amended.

“VSCA” means the Virginia Stock Corporation Act, as amended.

ARTICLE II

THE MERGER

2.01         The Merger.

(a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Bank Subsidiary shall merge with and into Parent in accordance with this Agreement and pursuant to the Plan of Merger and the applicable provisions of the VSCA, the VFIC and OCC Regulations, the separate corporate existence of the Company and Bank Subsidiary shall cease and Parent shall survive and continue to exist as banking corporation incorporated under the laws of the Commonwealth of Virginia and as the surviving corporation in the Merger.

(b)          Name. The name of the Surviving Entity shall be “TowneBank.”

(c)          Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Entity immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

(d)          Directors and Executive Officers of the Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Parent immediately prior to the Merger together with the individual appointed pursuant to Section 6.12 of this Agreement, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as his or her successor shall be duly elected and qualified.

(e)          Authorized Capital Stock. The authorized capital stock of the Surviving Entity upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

(f)          Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in accordance with Section 13.1-721 of the VSCA and 12 C.F.R. Section 152.13 promulgated by the OCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Bank Subsidiary shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Bank Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

(g)          Amendment of Company Articles. Subject to the provisions of this Agreement, and the receipt of the Company Stockholder Approvals, immediately before the Effective Time the Company shall amend Article II of the Company Articles to read as follows (the “Company Articles Amendment”): “The purposes for which the Corporation is formed is to transact banking business and trust business and any or all lawful business related or incidental thereto, and such other lawful business not required to be stated in the Articles of Incorporation (“Articles”) in which a Virginia chartered banking corporation may engage under the laws of the Commonwealth of Virginia, as amended from time to time.”

(h)          Absence of Control. It is the intent of the parties hereto that Parent by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or Bank Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or Bank Subsidiary.

2.02         Effective Date and Effective Time; Closing.

(a)          Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing (i) Articles of Merger with respect to the Merger with the SCC and (ii) Articles of Combination with respect to the Merger with the OCC in such forms as required by, and executed and acknowledged in accordance with, the applicable provisions of the VSCA and OCC Regulations. The term “Effective Time” shall be the time shown on the Certificate of Merger issued by the SCC and the Articles of Combination endorsed by the OCC (if applicable) effecting the Merger and the term “Effective Date” shall be the date shown on the Certificate of Merger issued by the SCC and the Articles of Combination endorsed by the OCC (if applicable) effecting the Merger.

(b)          A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of LeClairRyan, A Professional Corporation, Richmond, Virginia, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)          Parent Common Stock. Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)          Company Common Stock. Subject to Sections 3.04 and 3.06, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive 1.40 shares of Parent Common Stock pursuant to the terms and conditions set forth in this Agreement and the Plan of Merger (the “Exchange Ratio”). All shares of Company Common Stock converted pursuant to this Section 3.01 shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(c)          Bank Subsidiary Common Stock. Each share of common stock, $10.00 par value per share, of Bank Subsidiary that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

3.02         Exchange Procedures.

(a)          Mailing of Transmittal Material. As promptly as practicable after the Effective Date, and in no event later than five (5) Business Days thereafter, the Exchange Agent shall, and Parent shall cause the Exchange Agent to, mail or deliver to each holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent and which shall have been approved in form by the Company) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement.

(b)          Parent Deliveries. At least one (1) Business Day prior to the Closing, for the benefit of the holders of Certificate(s) or Book-Entry Shares, Parent shall deliver to the Exchange Agent certificates, or at Parent’s option, evidence of shares in book-entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock and cash in lieu of fractional shares as the Merger Consideration in exchange for their Certificate(s) and Book-Entry Shares as provided in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)          Exchange Agent Deliveries.

(i)          Upon the Closing, each holder of an outstanding Certificate(s) or Book-Entry Shares who has surrendered such Certificate(s) or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book-entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate(s) or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid after the Merger with respect to Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificate(s) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)         If a holder of Company Common Stock surrenders its Certificate(s) and/or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent, then Parent shall cause the Exchange Agent to promptly, but in no event later than five (5) Business Days following receipt of such Certificate(s) and/or Book-Entry Shares and properly executed letter of transmittal, deliver to such holder the Merger Consideration into which the shares of Company Common Stock represented thereby have been converted pursuant to Section 3.01(b).

(iii)        Each outstanding Certificate or Book-Entry Share which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Parent Common Stock and the right to receive the amount of cash in lieu of fractional shares into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificate(s) or Book-Entry Shares and, if such Certificate(s) or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock and cash in lieu of fractional shares as hereinabove provided. No dividends which have been declared by Parent after the Merger will be remitted to any Person entitled to receive shares of Parent Common Stock under Section 3.01 until such Person surrenders the Certificate(s) or Book-Entry Shares representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)          Lost or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

(e)          Unclaimed Merger Consideration. Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.02(b) that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of the Company who have not theretofore complied with Section 3.02(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificate(s) or Book-Entry Shares representing shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Shares for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Shares, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03         Rights as Stockholders. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than to receive the consideration provided under this Article III.

3.04         No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificate(s) or Book-Entry Shares surrendered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Parent Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05         Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

3.06         Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

3.07         Stock Options and Stock Awards.

(a)          Each option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of Parent to pay (or cause to be paid), and a right of the holder of the Company Stock Option to receive, cash in an amount equal to the product of (i) the Parent Average Share Price multiplied by the Exchange Ratio minus the per share exercise price of such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such Company Stock Option. In the event that the product obtained by such calculation with respect to a Company Stock Option is zero or a negative number, then such Company Stock Option shall, immediately prior to the Effective Time, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a Company Stock Option as soon as reasonably practicable following the Effective Time and in no event later than thirty (30) days following the Effective Time.

(b)          Each restricted stock award issued pursuant to the Company Stock Plan (a “Company Stock Award”) that is outstanding immediately before the Effective Time shall, at the Effective Time, vest in full and the restrictions thereon shall lapse in accordance with the agreement relating to such award, and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Stock Award shall be entitled to receive the Merger Consideration in accordance with Article III.

3.08         Reservation of Shares. Prior to the Closing, the Parent Board shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares in exchange for shares of Company Common Stock in the Merger.

3.09         Changes in Company Common Stock or Parent Common Stock. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Merger Consideration and any similarly dependent items, shall be correspondingly adjusted to provide the holders of Company Common Stock and other securities the same economic effect as contemplated by this Agreement prior to such event.

3.10         Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01         Conduct of Business Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Parent (not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Company and Bank Subsidiary shall:

(a)          Conduct their businesses in the ordinary and usual course consistent with past practice.

(b)          Use reasonable best efforts to maintain and preserve intact their business organizations and advantageous business relationships with customers, suppliers, Governmental Authorities and others having business dealings with them.

(c)          Take no action which would reasonably be expected to adversely affect or materially delay (x) the receipt of any approvals of any Governmental Authorities required to consummate the transactions contemplated by this Agreement, (y) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code or (z) the consummation of the transactions contemplated by this Agreement.

(d)          Comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to the Company and Bank Subsidiary and the conduct of their businesses.

(e)          Cooperate fully with Parent to make Company and Bank Subsidiary employees available at reasonable times for training and/or transition and systems conversions planning prior to Closing, provided that such cooperation does not materially interfere with their duties with the Company or Bank Subsidiary.

4.02         Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable Law, the Company or Bank Subsidiary shall not, without the prior written consent of Parent (not to be unreasonably withheld):

(a)          (i) Other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any securities or obligations convertible or exercisable for any shares of its stock or (ii) issue, grant, extend or modify any Rights to any Person to acquire any shares of its stock.

(b)          (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (cash or otherwise) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock.

(c)          Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary and usual course of business consistent with past practice, such as disposing of other real estate owned.

(d)          Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and in a transaction that does not exceed $2,000,000) all or any portion of the assets, business, deposits or properties of, or ownership interests in, any other entity; except as permitted by Section 6.07, merge into any other Person or permit any other Person to merge into it, or consolidate with any other Person; acquire any assets, otherwise than in the ordinary and usual course of business (which ordinary and usual course of business is deemed to include new loans and investment securities) consistent with past practice and in a transaction that does not exceed $500,000, or as expressly required by this Agreement.

(e)          Amend the Company Articles or the Company Bylaws, except as provided in Section 2.01(g).

(f)          Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(g)          (i) Increase in any manner the compensation or benefits of any of the directors, officers or employees of the Company or Bank Subsidiary, (ii) become a party to, establish, materially amend, commence participation in or terminate any stock option plan or other stock-based compensation plan or agreement, severance, termination, change in control, pension, retirement, profit-sharing, welfare benefit plan or other material employee benefit plan, or (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of the Company Benefit Plans, except (x) as required under applicable Law or the terms of any of the Company Benefit Plans, (y) for bonuses to employees, including non-executive officers, on or before October 1, 2014, consistent with past practices, but in no event shall the total of any such bonuses exceed the amounts currently being accrued in accordance with Bank Subsidiary’s annual operating budget, which such operating budget was previously provided to Parent, and (z) annual salary increases to employees, including non-executive officers, effective October 1, 2014, consistent with past practices, but in no event shall such annual salary increases, in the aggregate, be in excess of 4% of Bank Subsidiary’s current annual expenses for base salaries for all employees, on an aggregate basis.

(h)          (i) Commence any action or proceeding other than to enforce any obligation owed to the Company, (ii) settle any claim, action or proceeding, except any settlement involving amounts payable by the Company less than or equal to $50,000 or waive, compromise, assign, cancel or release any material rights or claims or (iii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(i)          Incur or guarantee any indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice or repay any indebtedness for borrowed money owed to any Governmental Authority or the FHLB.

(j)          (i) Make, renew or otherwise modify any Loan to be held in portfolio other than Loans made or acquired in the ordinary and usual course of business consistent with past practice and that have (y) in the case of Loans secured other than by real estate that are originated in compliance with Bank Subsidiary’s internal loan policies, a principal balance not in excess of $250,000, and (z) in the case of any Loan secured by commercial real estate and any conforming residential real estate made to any borrower that is originated in compliance with Bank Subsidiary’s internal loan policies, a principal balance not in excess of $3,000,000; (ii) except in the ordinary and usual course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity other than for purposes of collateralizing FHLB Advances; or (iv) enter into any loan participation agreement for the purchase or sale of any Loans the amount and type of which are specified in clause (i) above as requiring Parent’s consent, other than those loan participations approved by the Bank Subsidiary Board prior to the date of this Agreement, as disclosed on the Company’s Disclosure Schedule Section 4.02(j)(iv). In the event that Parent’s prior written consent is required pursuant to clause (i) above, Parent shall use its reasonable best efforts to provide such consent within one (1) Business Day of any request by Bank Subsidiary or the Company.

(k)          Open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing.

(l)          Take, cause or permit the occurrence of any action, change or event which would render any of its representations and warranties contained herein untrue in any material respect.

(m)          Notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(n)          Enter into any new line of business, or change its lending, investment, asset/liability, management, risk management, deposit, or other material banking or operating policies, procedures and strategies in any material manner, or sell or acquire any investment securities in a transaction or series of transactions the result of which would have a material effect on its investment securities portfolio other than as is needed to meet the Qualified Thrift Lender requirements or other regulatory requirements.

(o)          Adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director.

(p)          Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.02.

4.03         Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable Law, Parent shall not, without the prior written consent of the Company (not to be unreasonably withheld):

(a)          (i) Other than shares of Parent Common Stock issuable upon exercise of Parent stock options outstanding on the date hereof and Permitted Issuances, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any securities or obligations convertible or exercisable for any shares of its stock or (ii) other than Permitted Issuances, grant, extend or modify any Rights to any Person to acquire any shares of its stock.

(b)          Amend the Parent Articles or Parent Bylaws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect the Company, the stockholders of Company or the transactions contemplated by this Agreement.

(c)          Notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(d)          Take any action that is intended to or would reasonably be expected to adversely affect or materially delay (x) the ability of Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, (y) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code or (z) the consummation of the transactions contemplated by this Agreement.

(e)          Agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 4.03.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01         Disclosure Schedules. On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV and VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02         Standard. Except as set forth in the following sentence, solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of the Company on the one hand or Parent on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in the first sentence of Section 5.03(a), Section 5.03(b) (other than inaccuracies that are de minimis in amount and effect), Section 5.03(e), Section 5.03(f)(ii)(B), Section 5.03(g)(iii), the first sentence of Section 5.04(a), Section 5.04(b) (other than inaccuracies that are de minimis in amount and effect), Section 5.04(e), Section 5.04(f)(ii)(B) and Section 5.04(g)(iii), which shall be true and correct in all respects.

5.03         Representations and Warranties of the Company and Bank Subsidiary. Subject to Sections 5.01 and 5.02, the Company and Bank Subsidiary hereby represent and warrant to Parent:

(a)          Organization, Standing and Authority.

(i)          The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Company Articles and the Company Bylaws which have previously been made available to Parent and publicly filed with the SEC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)         Bank Subsidiary is duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Bank Subsidiary has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Bank Subsidiary are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Bank Subsidiary has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Bank Subsidiary Charter and Bank Subsidiary Bylaws that have been made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)          Capital Stock. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, of which 11,781,475 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Company Preferred Stock, of which none were issued and outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the Company’s Disclosure Schedule sets forth, as of the date hereof, for each Company Option, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Option and the exercise or strike price per share. Except as set forth in the preceding sentence, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are outstanding.

(c)          Subsidiaries.

(i)          Other than Bank Subsidiary and except as set forth in Section 5.03(c)(i) of the Company’s Disclosure Schedule, the Company does not have any Subsidiaries.

(ii)         (A) The Company owns, directly or indirectly, all the issued and outstanding Equity Securities of Bank Subsidiary, (B) no Equity Securities of Bank Subsidiary are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Bank Subsidiary is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to the Company or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to the Company’s right to vote or to dispose of such securities.

(iii)        Except (A) as set forth in Section 5.03(c)(iii) of the Company’s Disclosure Schedule, (B) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (C) Equity Securities held in the FHLB, the Company does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iv)        No Subsidiary of the Company other than Bank Subsidiary is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.

(d)          Corporate Power. Each of the Company and Bank Subsidiary has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of the Company and Bank Subsidiary has the corporate power and corporate authority to execute, deliver and perform its respective obligations under this Agreement, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, the Company Stockholder Approvals and the approval of this Agreement by the sole stockholder of Bank Subsidiary.

(e)          Corporate Authority. Subject to receipt of the Company Stockholder Approvals and the approval of this Agreement by the sole stockholder of Bank Subsidiary, this Agreement and the Transaction have been authorized by all necessary corporate action of the Company, Company Board, Bank Subsidiary and Bank Subsidiary Board and will be authorized by all necessary corporate action of the sole stockholder of Bank Subsidiary. On the date hereof, the Company Board has recommended that stockholders of the Company approve this Agreement and the Company Articles Amendment and directed that such matters be submitted for consideration by the Company’s stockholders at the Company Meeting required by Section 6.02(a). Each of the Company and Bank Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding agreement of the Company and Bank Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)          Regulatory Approvals; No Defaults.

(i)          Except for (A) the filing of any required applications, filings or notices with the FRB, the SCC and the OCC and approval of or non-objection to such applications, filings and notices (the “Regulatory Approvals”), (B) compliance with the applicable requirements of the Exchange Act and the Securities Act, including the filing with the SEC of the Joint Proxy Statement in definitive form relating to the Company Meeting and the transactions contemplated by this Agreement, (C) the filing of Articles of Merger with the SCC and Articles of Combination with the OCC, (D) the filing of Articles of Amendment with the SCC to effect the Company Articles Amendment, (E) any notices to or filings with the Small Business Administration, (F) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, (G) approval of listing the shares of Parent Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (H) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by the Company and Bank Subsidiary of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, to the Knowledge of each of the Company and Bank Subsidiary, there is no reason why the requisite Regulatory Approvals would not be received on a timely basis.

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and Bank Subsidiary and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws or under the articles of incorporation or bylaws (or similar governing documents) of any of the Company’s Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (A) and (C), for any such breaches, violations, defaults or other actions or consents or approvals which either individually or in the aggregate would not have a Material Adverse Effect.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)          The Company’s Annual Report on Form 10-K for the year ended September 30, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the “Company Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any Company Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows or equivalent statements in the Company Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated statements that are part of the Company Securities Documents, to normal year-end adjustments.

(ii)         Except as set forth on the audited consolidated balance sheet of the Company dated as of September 30, 2013, neither the Company nor its Subsidiaries has any material liability that would be required to be reflected on the consolidated balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2013 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(iii)        Since October 1, 2013, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(iv)        The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(g)(iv). The Company and its Subsidiaries (A) have implemented and maintain disclosure controls and procedures reasonably designed and maintained to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (B) have disclosed, based on their most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. The Company’s internal accounting controls are effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(v)         Since January 1, 2011, (A) neither the Company nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against the Company or its Subsidiaries and, to the Company’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Since January 1, 2011, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Authority and (ii) no Governmental Authority has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(i)          Regulatory Matters.

(i)          Since January 1, 2011, the Company and each of its Subsidiaries has timely filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws. In connection with the most recent examination of the Company and each of its Subsidiaries by the appropriate regulatory authorities, neither the Company nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which the Company believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. As of their respective dates, such reports complied and will comply in all material respect with all the statutes, rules and regulations enforced or promulgated by the bank regulatory authority with which they were filed.

(ii)         Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any consent order, decree, directive, written agreement, memorandum of understanding, extraordinary supervisory letter or other similar enforcement action with, or a commitment letter, supervisory letter or board resolution to, any Governmental Authority.

(iii)        Neither the Company nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)        No Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the Company’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of the Company or any of its Subsidiaries (other than examinations conducted by a Governmental Authority in the ordinary course of the business of the Company or the applicable Subsidiary).

(v)         As of March 31, 2014, each of the Company and Bank Subsidiary is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator).

(j)           Compliance With Laws. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, the Company and each of its Subsidiaries have been in compliance in all material respects with, and have not been in default or violation in any material respect of, and none of them has been, to the Knowledge of the Company or Bank Subsidiary, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable Law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, and has not received notice from any Governmental Authority of competent jurisdiction of any defaults or violations of any applicable Law.

(k)          CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank Subsidiary has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act of 1997 (the “CRA”). The Company does not have Knowledge of any facts or circumstances that would cause Bank Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank Subsidiary. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Bank Subsidiary (or where appropriate of any other Subsidiary of the Company) has adopted, and Bank Subsidiary (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Bank Subsidiary (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(l)          Material Contracts. Except as set forth in Section 5.03(l) of the Company’s Disclosure Schedule:

(i)          neither the Company nor any of its Subsidiaries is a party to, and no property or assets of the Company or any of its Subsidiaries is subject to, any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $250,000 over the term of the contract or in any year (in respect of any agreement which is not a lease of real property or any amount in respect of a lease of real property) (each, a “Company Contract”);

(ii)         (A) each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect, (B) each of the Company and its Subsidiaries has duly performed in all material respects all obligations required to be performed by it prior to the date hereof under each Company Contract and (C) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any Subsidiary under any such Company Contract or provide any other party thereto with the right to accelerate performance under or terminate such Company Contract; and

(iii)        each Company Contract is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Company Contract as a result of this Agreement or the transactions contemplated hereby.

(m)          No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee to be paid to Keefe Bruyette & Woods, Inc.

(n)          Labor Matters. Neither the Company nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company or Bank Subsidiary, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of the Company or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the Knowledge of the Company or Bank Subsidiary, threatened strikes, slowdowns or work stoppages by any employees of the Company or its Subsidiaries.

(o)          Employee Matters.

(i)          Section 5.03(o) of the Company’s Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus, retirement or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, change in control or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or Bank Subsidiary, or by any trade or business, whether or not incorporated, that together with the Company or Bank Subsidiary would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (each an “ERISA Affiliate”), or to which the Company, Bank Subsidiary or any ERISA Affiliate is party, in each case for the benefit of any employee of the Company or Bank Subsidiary (the “Company Benefit Plans”).

(ii)         With respect to each Company Benefit Plan, the Company has heretofore made available to Parent copies of each of the following documents, as relevant: (A) a copy of the Company Benefit Plan and any amendments thereto; (B) a copy of the most recent annual report, actuarial report and summary plan description; (C) any trust or other funding agreement and the latest financial statements thereof; and (D) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

(iii)        No liability under Title IV or Section 302 of ERISA has been incurred by the Company, Bank Subsidiary and/or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, Bank Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). This representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, Bank Subsidiary and/or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(iv)        Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law. Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made.

(v)         No Company Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.

(vi)        There are no pending, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits) which could reasonably be expected to result in any material liability of the Company or Bank Subsidiary to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, any participant in a Company Benefit Plan, or any other party.

(vii)       Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been in all material respects, in documentary and operational compliance with Section 409A of the Code.

(p)          Taxes and Tax Returns.

(i)          (A) Each of the Company and its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (B) each of the Company and its Subsidiaries has paid all Taxes required to be paid by it other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (C) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company; (D) neither the Company nor any of its Subsidiaries has liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of law), as a transferee or successor, by contract, or otherwise; and (E) each of the Company and its Subsidiaries has complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable laws.

(ii)         Neither the Company nor its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement.

(iii)        There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries other than Liens for Taxes that are either (A) not yet due and payable and not subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

(iv)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (A) in the two (2) years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q)          Loans; Nonperforming and Classified Assets.

(i)          Each Loan on the books and records of the Company or any of its Subsidiaries was made and has been serviced in all material respects in accordance with their respective lending standards, consistent with past practice and in the ordinary course of business and is (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)         The allowance for loan losses reflected in the Company’s audited financial statements at September 30, 2013 was, and the allowance for loan losses shown on the Company Securities Documents as of any date subsequent to September 30, 2013, in the opinion of management, was or will be adequate as of the dates thereof based upon the Company and Bank Subsidiary’s plans and intentions for collecting on loans for which an allowance has been established-.

(r)          Properties. Each of the Company and its Subsidiaries has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the balance sheet of the Company as of September 30, 2013 or acquired after such date, other than properties sold by the Company or its Subsidiaries after such date, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice or, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to the Company’s and its Subsidiaries’ respective businesses and leased or licensed by the Company or its Subsidiaries is held pursuant to leases or licenses which are valid obligations of the Company and its Subsidiaries, as applicable, and, to the Company’s and Bank Subsidiary’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against the Company and each of its Subsidiaries, and to the Company’s and Bank Subsidiary’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles), and there is not, under any of such leases, any existing material default by the Company or any event which with notice, lapse of time or both would constitute a material default by the Company. Section 5.03(r) of the Company’s Disclosure Schedule sets forth a complete list of all real estate owned or leased by the Company (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), and all individual items of personal property having a current book value in excess of $100,000.

(s)          Intellectual Property.

(i)          (A) To the Knowledge of the Company and Bank Subsidiary, the Company and each of its Subsidiaries has a right to use all Company Intellectual Property (as defined below), (B) to the Knowledge of the Company and Bank Subsidiary, Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the respective businesses of the Company and its Subsidiaries as currently conducted, (C) Company Intellectual Property owned by the Company or its Subsidiaries, and to the Knowledge of the Company and Bank Subsidiary, all other Company Intellectual Property, is valid and subsisting, and (D) to the Knowledge of the Company and Bank Subsidiary, the conduct of the respective businesses of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither the Company nor its Subsidiaries has received notice alleging any such violation, misappropriation or infringement.

(ii)         For purposes of this Agreement, the term “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names and logos, together with all registrations and applications related to the foregoing; (B) patents (including any applications therefor); (C) copyrights and designs (including any registrations and applications for any of the foregoing); (D) trade secrets and other confidential proprietary information, methods and processes; and (E) rights in computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data). For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in, and is material to, the conduct of the respective businesses of the Company and each of its Subsidiaries.

(t)          Insurance. The Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of the Company and Bank Subsidiary reasonably has determined to be prudent and consistent with industry practice. All policies of insurance maintained by the Company, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three (3) years, are set forth in Section 5.03(t) of the Company’s Disclosure Schedule. Each of the Company and its Subsidiaries is in compliance with its respective insurance policies and is not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of the Company or its Subsidiaries, the Company and its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(u)          Environmental Liability.

(i)          The Company and, to the Company’s Knowledge (except as set forth in written third party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company), any property in which the Company holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws, “Environmental Laws”).

(ii)         There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against the Company, nor are there governmental or third party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition on the Company of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to the Company.

(iii)        Except as set forth in written third party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company, to the Knowledge of Company, during or prior to the period of (A) the Company’s ownership or operation of any property, (B) the Company’s participation in the management of any property or (C) the Company’s holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to the Company.

(iv)        The Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any property owned or leased by Company that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

(v)         Transactions With Affiliates. All “covered transactions” between the Company and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(w)          Required Vote. The affirmative vote of the holders of a majority of all the votes entitled to be cast thereon is necessary to approve this Agreement, the Company Articles Amendment and the Transaction on behalf of the Company. No other vote of the stockholders of the Company is required by the VSCA, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transaction.

(x)          Fairness Opinion. The Company Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date), of Keefe, Bruyette & Woods, Inc., to the effect that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

(y)          Tax Treatment. Neither the Company nor Bank Subsidiary has taken or agreed to take any action, and does not have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(z)          Anti-Takeover Provisions. The Company has taken all required actions to exempt it, Bank Subsidiary, Parent, this Agreement, the Merger and the other transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition” or similar laws or regulations.

(aa)         Joint Proxy Statement, Etc. None of the information supplied or to be supplied by, and relating to the Company for inclusion, or included, in (i) the Joint Proxy Statement; (ii) any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby; or (iii) any other filing under the Securities Act or the Exchange Act filed by Parent prior to the Effective Time which requires inclusion of information regarding the Company, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

(bb)         ESOP Matters.

(i)          The ESOP Trust was validly authorized and established in accordance with all applicable laws, regulations, and rulings. The ESOP Trust is a trust duly formed in accordance with the laws of the State of Maine. The ESOP Trustee has been duly appointed by the Company to serve as the trustee of the ESOP Trust.

(ii)         Except as set forth in Section 5.03(bb)(ii) of the Company’s Disclosure Schedule, the ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The ESOP Trust is now and has at all times since inception been, qualified under Section 501(a) of the Code. The shares of Company Common Stock held by the ESOP Trust constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualifying employer securities,” as defined in Section 407(d)(5) of ERISA.

(iii)        Since January 1, 2011, the ESOP complies, and has been administered and operated in compliance, in all material respects, in accordance with its terms and all provisions of applicable Law. Since January 1, 2011, all amendments and actions required to bring the ESOP into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time and as disclosed on Section 5.03(bb)(iii) of the Company’s Disclosure Schedule. Since January 1, 2011, no individual who has performed services for the Company has been improperly excluded from participation in the ESOP. As of the Closing Date, neither the Company nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.

(iv)        Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. The transactions contemplated by this Agreement and all prior transactions involving the ESOP, do not constitute transactions which would subject any such party to either a civil penalty assessed pursuant to part 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(v)         Except as disclosed on Section 5.03(bb)(v) of the Company’s Disclosure Schedule, there is no existing indebtedness of the ESOP, the ESOP Trust or the Company relating to the ESOP.

(vi)        Section 5.03(bb)(vi) of the Company’s Disclosure Schedule sets forth any documents that provide for indemnification of the ESOP Trustee and all other fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the Transaction.

(vii)       Except as set forth in Section 5.03(bb)(vii) of the Company’s Disclosure Schedule, the Company has made available to Parent the ESOP and the trust agreement, as well as true and complete copies of ESOP contributions and allocation schedules, ESOP voting procedures, account diversification documentation, distribution forms and notices, committee and trustee minutes and consents, and nondiscrimination tests for 2011 and each subsequent year.

(viii)      As of the Effective Time, with respect to the ESOP, (i) the ESOP Trustee and the Company will have properly discharged their respective duties under the Plan, the Code, and other applicable law regarding the ESOP participants’ rights to consider, vote upon or otherwise instruct the ESOP Trustee on the transactions contemplated hereby; and (ii) the ESOP Trustee and the Company will have properly discharged their respective fiduciary duties with respect to all material aspects of the establishment and operation of the ESOP, including but not limited to, valuing the Company Common Stock and making participant distributions.

(ix)         No shares of Company Common Stock owned by the ESOP were acquired by the ESOP in a transaction pursuant to Section 1042 of the Code. All Company contributions to the ESOP were deductible under Section 404 of the Code for the year made. Except as disclosed on Section 5.03(bb)(ix) of the Company’s Disclosure Schedule, none of the shares of Company Common Stock held by the ESOP were acquired with the proceeds of any loan made or guaranteed by the seller of such securities, the Company or any ERISA Affiliate of the Company.

(x)          Since January 1, 2011, the Company and the ESOP have complied with the voting requirements of Section 409(e) of the Code. Neither the execution, delivery and performance of this Agreement and any ancillary documents, nor the consummation of the Transaction will conflict with, result in a breach of or constitute a default under or violate any provision of the ESOP or ESOP Trust, or any other agreement to which the ESOP is a party, including, without limitation, any loan agreement or any provision of Company Articles or Company Bylaws. There is no pending or threatened claim against the Company by the ESOP, or the ESOP Trustee, and no claim pending, or to the Knowledge of the Company, threatened claim against the ESOP, the ESOP Trustee or the Company with respect to the ESOP by any of its participants. To the Knowledge of the Company, neither the ESOP nor the ESOP participants have any basis for any claim against the Company or the ESOP Trustee.

(cc)         No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.03, none of the Company, Bank Subsidiary nor any other Person on behalf of them makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent in connection with the transactions contemplated hereunder. None of the Company, Bank Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.03. Each of the Company and Bank Subsidiary acknowledges that Parent does not make any representations or warranties except for the representations and warranties contained in Section 5.04.

5.04         Representations and Warranties of Parent. Subject to Sections 5.01 and 5.02, Parent hereby represents and warrants to the Company and Bank Subsidiary:

(a)          Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Parent are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Parent has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Parent Articles and Parent Bylaws that have been made available to the Company and publicly filed with the FDIC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)          Parent Capital Stock.

(i)          As of the date hereof, the authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock, of which 35,516,140 shares were issued and outstanding as of the close of business on June 30, 2014, and 2,000,000 shares of Parent Preferred Stock, of which 76,458 shares were issued and outstanding as of the date hereof as Senior Non-Cumulative Perpetual Preferred Stock, Series C. The outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock or Parent Preferred Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock, Parent Preferred Stock or Rights, except for shares issuable by virtue of this Agreement or as contemplated by the Parent Benefit Plans or by Parent’s Stock Purchase and Dividend Reinvestment Plan. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are outstanding.

(ii)         The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)          Subsidiaries. Except as set forth on Section 5.04(c) of Parent’s Disclosure Schedule, Parent does not have any Subsidiaries. No Subsidiary of Parent is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.

(d)          Corporate Power. Parent has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities and the Parent Stockholder Approval.

(e)          Corporate Authority. Subject to the receipt of the Parent Stockholder Approval, this Agreement and the Transaction have been authorized by all necessary corporate action of Parent and the Parent Board. On the date hereof, the Parent Board has recommended that stockholders of Parent approve this Agreement and directed that such matter be submitted for consideration by Parent’s stockholders at the Parent Meeting required by Section 6.02(b). This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company and Bank Subsidiary, this Agreement is a valid and legally binding agreement of Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)          Regulatory Approvals; No Defaults.

(i)          Except for (A) the Regulatory Approvals, (B) compliance with the applicable requirements of the Exchange Act and the Securities Act, including the filing with the FDIC of the Joint Proxy Statement in definitive form relating to the Parent Meeting and the transactions contemplated by this Agreement, (C) the filing of Articles of Merger with the SCC and Articles of Combination with the OCC, (D) any notices to or filings with the Small Business Administration, (E) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, (F) approval of listing the shares of Parent Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (G) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, to the Knowledge of Parent, there is no reason why the requisite Regulatory Approvals would not be received on a timely basis.

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Parent Articles or Parent Bylaws or under the articles of incorporation or bylaws (or similar governing documents) of any of Parent’s Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (A) and (C), for any such breaches, violations, defaults or other actions or consents or approvals which either individually or in the aggregate would not have a Material Adverse Effect.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)          Parent’s Annual Report on Form 10-K for the year ended December 31, 2013 and all other reports, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the “Parent Securities Documents”) with the FDIC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any Parent Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flow and consolidated statements of equity or equivalent statements in the Parent Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flow and consolidated statements of equity or equivalent statements, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated statements that are part of the Parent Securities Documents, to normal year-end adjustments.

(ii)         Except as set forth on the audited consolidated balance sheet of Parent dated as of December 31, 2013, neither Parent nor its Subsidiaries has any material liability that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2013 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(iii)        Since January 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv)        The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.04(g)(iv). Parent and its Subsidiaries (A) have implemented and maintain disclosure controls and procedures reasonably designed and maintained to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (B) have disclosed, based on their most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. Parent’s internal accounting controls are effective to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(v)         Since January 1, 2011, (A) neither Parent nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or its officers, directors, employees or agents to Parent Board or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against Parent or its Subsidiaries and, to Parent’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither Parent nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Parent. Since January 1, 2011, (i) there have been no subpoenas, written demands, or document requests received by Parent or any of its Subsidiaries from any Governmental Authority except as disclosed on Section 5.04(h) of Parent’s Disclosure Schedule and (ii) no Governmental Authority has requested that Parent or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(i)           Regulatory Matters.

(i)          Since January 1, 2011, Parent and each of its Subsidiaries has timely filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws. In connection with the most recent examination of Parent and each of its Subsidiaries by the appropriate regulatory authorities, neither Parent nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Parent believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Parent. As of their respective dates, such reports complied and will comply in all material respect with all the statutes, rules and regulations enforced or promulgated by the bank regulatory authority with which they were filed.

(ii)         Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any consent, order, decree, directive, written agreement, memorandum of understanding, extraordinary supervisory letter or other similar enforcement action with, or a commitment letter, supervisory letter or board resolution to, any Governmental Authority.

(iii)        Neither Parent nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)        No Governmental Authority has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to Parent’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of Parent or any of its Subsidiaries (other than examinations conducted by a Governmental Authority in the ordinary course of the business of Parent or the applicable Subsidiary).

(v)         As of March 31, 2014, Parent is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator).

(vi)        Parent has sufficient capital and liquidity to complete the Merger and fund the cash portion of the Merger Consideration to be paid in lieu of issuing fractional shares.

(j)           Compliance With Laws. Parent and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, Parent and each of its Subsidiaries have been in compliance in all material respects with, and have not been in default or violation in any material respect of, and none of them has been, to the Knowledge of Parent, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable Law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, and has not received notice from any Governmental Authority of competent jurisdiction of any defaults or violations of any applicable Law.

(k)          CRA, Anti-Money Laundering, OFAC and Customer Information Security. Parent has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Parent does not have Knowledge of any facts or circumstances that would cause Parent: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent. To the Knowledge of Parent, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Parent or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Parent (or where appropriate of any Subsidiary of Parent) has adopted, and Parent (or such Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Parent (or such Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(l)          Material Contracts.

(i)          neither Parent nor its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Securities Documents filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 5.04(l) is referred to herein as a “Parent Contract.”

(ii)         (A) Each Parent Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect, (B) each of Parent and its Subsidiaries has duly performed in all material respects all obligations required to be performed by it prior to the date hereof under each Parent Contract and (C) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any Subsidiary under any such Parent Contract or provide any other party thereto with the right to accelerate performance under or terminate such Parent Contract.

(m)          No Brokers. No action has been taken by Parent that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by Parent to Sandler O’Neill & Partners, L.P.

(n)          Labor Matters. Neither Parent nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of Parent, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of Parent or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the Knowledge of Parent, threatened strikes, slowdowns or work stoppages by any employees of Parent or its Subsidiaries.

(o)          Employee Matters.

(i)          Section 5.04(o) of Parent’s Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent, or by any ERISA Affiliate, or to which Parent or any ERISA Affiliate is party, in each case for the benefit of any employee of Parent (the “Parent Benefit Plans”).

(ii)         With respect to each Parent Benefit Plan, Parent has heretofore made available to the Company copies of each of the following documents, as relevant: (A) a copy of the Parent Benefit Plan and any amendments thereto; (B) a copy of the most recent annual report, actuarial report and summary plan description; (C) any trust or other funding agreement and the latest financial statements thereof; and (D) the most recent determination letter received from the Internal Revenue Service with respect to each Parent Benefit Plan intended to qualify under Section 401 of the Code.

(iii)        No liability under Title IV or Section 302 of ERISA has been incurred by Parent and/or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). This representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent and/or any ERISA Affiliate made, or was required to make, contributions during the six (6) year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(iv)        Each Parent Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law. Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified. All contributions required to be made with respect to any Parent Benefit Plan on or prior to the Closing Date have been timely made.

(v)         No Parent Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.

(vi)        There are no pending, threatened or anticipated claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any such Parent Benefit Plan, or otherwise involving any such Parent Benefit Plan (other than routine claims for benefits).

(p)          Taxes and Tax Returns.

(i)          (A) Each of Parent and its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (B) each of Parent and its Subsidiaries has paid all Taxes required to be paid by it other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (C) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company; (D) neither Parent nor any of its Subsidiaries has liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of law), as a transferee or successor, by contract, or otherwise; and (E) each of Parent and its Subsidiaries has complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable laws.

(ii)         Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement.

(iii)        There are no Liens for Taxes on any of the assets of Parent or its Subsidiaries other than Liens for Taxes that are either (A) not yet due and payable and not subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

(iv)        Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (A) in the two (2) years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q)          Loans; Nonperforming and Classified Assets.

(i)          Each Loan on the books and records of Parent or any of its Subsidiaries was made and has been serviced in all material respects in accordance with their respective lending standards, consistent with past practice and in the ordinary course of business and is (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)         The allowance for loan losses reflected in Parent’s audited financial statements at December 31, 2013 was, and the allowance for loan losses shown on the Parent Securities Documents as of any date subsequent to December 31, 2013, in the opinion of management, was or will be adequate as of the dates thereof.

(r)           Properties. Each of Parent and its Subsidiaries has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Parent as of December 31, 2013 or acquired after such date, other than properties sold by Parent or its Subsidiaries after such date, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to Parent’s and its Subsidiaries’ respective businesses and leased or licensed by Parent or its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent, are valid and binding obligations of the other parties thereto, enforceable against Parent and each of its Subsidiaries, and to the Knowledge of Parent, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).

(s)          Intellectual Property.

(i)          (A) To the Knowledge of Parent, Parent and each of its Subsidiaries has a right to use all Parent Intellectual Property (as defined below), (B) to the Knowledge of Parent, Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the respective businesses of Parent and its Subsidiaries as currently conducted, (C) Parent Intellectual Property owned by Parent or its Subsidiaries, and to the Knowledge of Parent, all other Parent Intellectual Property, is valid and subsisting, and (D) to the Knowledge of Parent, the conduct of the respective businesses of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither Parent nor its Subsidiaries has received notice alleging any such violation, misappropriation or infringement.

(ii)         For purposes of this Agreement, the term “Parent Intellectual Property” means the Intellectual Property used in, and is material to, the conduct of the respective businesses of Parent and each of its Subsidiaries.

(t)          Insurance. Parent and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice. Each of Parent and its Subsidiaries is in compliance with its respective insurance policies and is not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of Parent or its Subsidiaries, Parent and its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(u)          Environmental Liability.

(i)          The Parent and, to Parent’s Knowledge (except as set forth in written third party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent), any property in which Parent holds a security interest, is in material compliance with all Environmental Laws.

(ii)         There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Parent, threatened against Parent, nor are there governmental or third party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition on Parent of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Parent. To the Knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to Parent.

(iii)        Except as set forth in written third party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent, to the Knowledge of Parent, during or prior to the period of (A) Parent’s ownership or operation of any property, (B) Parent’s participation in the management of any property or (C) Parent’s holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to Parent.

(iv)        The Parent is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any property owned or leased by Parent that is within the possession or control of Parent and its Affiliates as of the date of this Agreement that has not been delivered to the Company prior to the date of this Agreement.

(v)         Transactions With Affiliates. All “covered transactions” between Parent and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(w)          Ownership of Company Common Stock. None of Parent or any of its Subsidiaries, or to Parent’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(x)          Required Vote. The affirmative vote of the holders of a majority of all the votes entitled to be cast thereon is necessary to approve this Agreement and the Transaction on behalf of Parent. No other vote of the stockholders of Parent is required by the VSCA, the Parent Articles, the Parent Bylaws or otherwise to approve this Agreement and the Transaction.

(y)          Fairness Opinion. The Parent Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date), of Sandler O’Neill & Partners, L.P., to the effect that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock is fair to Parent from a financial point of view.

(z)          Tax Treatment. Parent has not taken or agreed to take any action, and does not have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(aa)         Anti-Takeover Provisions. Parent has taken all required actions to exempt it, Bank Subsidiary, the Company, this Agreement, the Merger and the other transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition” or similar laws or regulations.

(bb)         Joint Proxy Statement, Etc. None of the information supplied or to be supplied by, and relating to Parent for inclusion, or included, in (i) the Joint Proxy Statement; (ii) any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby; or (iii) any other filing under the Securities Act or the Exchange Act filed by the Company prior to the Effective Time which requires inclusion of information regarding Parent, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Parent is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

(cc)         No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.04, neither Parent nor any other Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder. Neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.04. Parent acknowledges that the Company and Bank Subsidiary do not make any representations or warranties except for the representations and warranties contained in Section 5.03.

ARTICLE VI

COVENANTS

6.01         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, Bank Subsidiary and Parent agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction. Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals or other third party consents as promptly as practicable, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) effect all necessary registrations and filings, if any, and (iv) fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

6.02         Stockholder Approvals.

(a)          As soon as reasonably practicable after the Joint Proxy Statement has been cleared by the SEC and the FDIC for use in definitive form, the Company shall give notice of and hold a special meeting of its stockholders to consider and vote upon the approval of this Agreement, the Company Articles Amendment and any other matters required to be approved by the Company’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Company Meeting”). Subject to Section 6.07, the Company shall, (i) through the Company Board, recommend to its stockholders the approval of this Agreement and the Company Articles Amendment at the Company Meeting (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Joint Proxy Statement and (iii) subject to the fiduciary duties of the Company Board, use reasonable best efforts to obtain from its stockholders a vote approving this Agreement, the Company Articles Amendment and any other matters required to be approved by the Company’s stockholders for consummation of the Transaction (“Company Stockholder Approvals”).

(b)          As soon as reasonably practicable the Joint Proxy Statement has been cleared by the SEC and the FDIC for use in definitive form, Parent shall give notice of and hold a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Parent’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Parent Meeting”). Parent shall, for as long as the Company Board maintains and does not withdraw, modify or qualify the Company Board Recommendation in a manner adverse to Parent, (i) through the Parent Board, recommend to its stockholders the approval of this Agreement (the “Parent Board Recommendation”), (ii) include the Parent Board Recommendation in the Joint Proxy Statement and (iii) subject to the fiduciary duties of the Parent Board, use reasonable best efforts to obtain from its stockholders a vote approving this Agreement and any other matters required to be approved by Parent’s stockholders for consummation of the Transaction (“Parent Stockholder Approval”).

(c)          Parent and the Company shall use their reasonable best efforts to hold their respective stockholder meetings on the same day.

6.03         Joint Proxy Statement.

(a)          The Company and Parent agree to promptly prepare a joint proxy statement and prospectus and other proxy solicitation materials constituting a part thereof (the “Joint Proxy Statement”) and to file the Joint Proxy Statement with the SEC and FDIC in connection with (i) the solicitation of proxies from the stockholders of the Company for the Company Meeting and from the stockholders of Parent for the Parent Meeting and, (ii) the offering and issuance of Parent Common Stock in the Merger. Each party agrees to cooperate with the other party, its legal, financial and accounting advisors, in the preparation of the Joint Proxy Statement. Each party shall prepare and furnish to other party such information relating to it and its directors, officers and stockholders and such party’s business and operations as may be reasonably required to comply with SEC and FDIC rules and regulations or SEC and FDIC staff comments in connection with the Joint Proxy Statement, which information may be based on such party’s knowledge of and access to the information required for said document and advice of counsel with respect to SEC and FDIC disclosure obligations. Each party shall provide the other party and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Joint Proxy Statement a reasonable time prior to its filing in preliminary and definitive forms and (ii) on all amendments and supplements to the Joint Proxy Statement and all responses to requests for additional information and replies to comments relating to the Joint Proxy Statement a reasonable time prior to filing or submission to the SEC or FDIC. Each party shall consider in good faith all comments from the other party and its legal, financial and accounting advisors to the Joint Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about a party or its officers, directors, business, arrangements, operations or stock or the Transaction that has not been approved by the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Each party agrees to cooperate with the other party and the other party’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Joint Proxy Statement. Each party agrees to use its reasonable best efforts to cause the Joint Proxy Statement to be cleared by the SEC and FDIC for use in definitive form as promptly as reasonably practicable after the preliminary filing thereof and to cause a definitive Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable thereafter. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)          Each of Parent and the Company agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Parent Meeting and Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Parent and the Company further agrees that if such party shall become aware of any information furnished by such party that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

(c)          The Company agrees to advise Parent, promptly after the Company receives notice thereof, of the time when the Joint Proxy Statement has been cleared by the SEC for use in definitive form or when any supplement or amendment has been filed, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Joint Proxy Statement or for additional information or of any other correspondence from the SEC in connection with the Joint Proxy Statement that relates to Parent or the Transaction. The Company agrees to promptly provide to Parent copies of correspondence between the Company (or any of its representatives and advisors on the Company’s behalf), on the one hand, and the SEC, on the other hand as to relates to the Joint Proxy Statement or the Transaction. Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Joint Proxy Statement has been cleared by the FDIC for use in definitive form or when any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, of any request by the FDIC for the amendment or supplement of the Joint Proxy Statement or for additional information or of any other correspondence from the FDIC in connection with the Joint Proxy Statement that relates to the Company or the Transaction. Parent agrees to promptly provide to the Company copies of correspondence between Parent (or any of its representatives and advisors on Parent’s behalf), on the one hand, and the FDIC, on the other hand as to relates to the Joint Proxy Statement or the Transaction.

6.04         Regulatory Filings.

(a)          Each of Parent, the Company and Bank Subsidiary shall cooperate and use their respective reasonable best efforts to prepare, submit, file, update and publish (as applicable) all applications, notifications, reports or other documentation to obtain all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and, in any event, Parent shall file any application, notice, report or document with Governmental Authorities that are necessary to obtain Regulatory Approval or otherwise required in connection with the transactions contemplated hereby within forty-five (45) days of the date of this Agreement. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that Parent shall not be required to provide the Company with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with and keep fully informed the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties fully informed of the status of developments relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that Parent shall not be required to provide the Company with confidential portions of any filing with a Governmental Authority. Each party agrees that it will use reasonable best efforts to give the other party reasonable advance notice of, and whenever appropriate, invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Authority concerning the transactions contemplated hereby; provided that such participation is not objected to by such Governmental Authority. The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

(c)          Until the filing of any applications, notices, reports or documents with Governmental Authorities that are necessary to obtain the Regulatory Approvals, neither Parent, nor any of its Subsidiaries, will file or apply for any permits, consents, approvals or authorizations of any Governmental Authorities necessary to consummate a merger with, or other acquisition of, any Person other than the Company and Bank Subsidiary, except for any filings that may be necessary in connection with the Merger.

6.05         Press Releases. The Company, Bank Subsidiary and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld, except that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded. The Company, Bank Subsidiary and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other parties.

6.06         Access; Information.

(a)          Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the books, records, properties and contracts of the Company and, during such period, the Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking or securities laws (other than reports or documents that the Company is not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company shall provide to Parent all written agendas and meeting or written consent materials provided to the directors of the Company and Bank Subsidiary in connection with board and committee meetings, subject to applicable Laws relating to the exchange of information. Notwithstanding the above provisions in this Section 6.06(a), Parent and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any law, rule (including with respect to confidential supervisory information), regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)          All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality and Non-Disclosure Agreements, dated as of May 7, 2014 and July 7, 2014, between Parent and the Company (the “Confidentiality Agreements”).

6.07         Acquisition Proposals

(a)          The Company agrees that it shall immediately cease, and shall cause its directors, officers, employees, advisors and agents (collectively, “Representatives”) to immediately cease, all existing discussions or negotiations with any Person (other than Parent and its Affiliates and Representatives) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Except as expressly permitted in this Section 6.07, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal, (ii) enter into, or otherwise participate in any discussions (except to notify such person of the existence of the provisions of this Section 6.07) or negotiations regarding any Acquisition Proposal, (iii) furnish to any Person any information concerning the Company, or any access to the properties, books and records of the Company in connection with any Acquisition Proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal.

(b)          Notwithstanding anything to the contrary contained in this Section 6.07, if at any time after the date hereof and prior to obtaining the Company Stockholder Approvals, the Company or any of its Representatives, receives a bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.07), the Company, the Company Board and its Representatives may engage in negotiations and discussions with, and furnish any information (so long as all such information has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information is made available to such person) and other access to, any person making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal and (ii) the failure of the Company Board to furnish such information or access or enter into such discussions or negotiations would be reasonably likely to violate its fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to furnishing any material nonpublic information, the Company shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement dated May 7, 2014 is on Parent (excluding the “standstill” provisions thereof), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 6.07. The Company will promptly, and in any event within twenty-four (24) hours, (x) notify Parent in writing of the receipt of such Acquisition Proposal and the identity of the Person making the Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Parent. The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a current basis.

(c)          Except as expressly permitted by this Section 6.07, neither the Company nor the Company Board or any committee thereof shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, securities purchase agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.07(b) pursuant to and in accordance with the limitations set forth therein).

(d)          Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approvals, the Company Board may make a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(d)(ii), if (1) the Company Board receives a written Acquisition Proposal from any person that is not withdrawn and did not result from a breach of this Section 6.07 and (2) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided that:

(i)          the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to take such action would be reasonably likely to violate its fiduciary duties to the stockholders of the Company under applicable Law; and

(ii)         with respect to a Superior Proposal:

(1)         the Company provides Parent prior written notice at least five (5) Business Days prior to taking such action, which notice shall state that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.01(d)(ii), as applicable, which notice shall specify the basis for such Change of Recommendation or termination, including the material terms of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation);

(2)         during such five (5)-Business Day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

(3)         at the end of such five (5)-Business Day period (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice again determines in good faith, after consultation with its outside legal counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal and that failure to take such action would be reasonably likely to violate its fiduciary duties to the stockholders of the Company under applicable Law.

It is understood that and agreed that any amendment to the financial or other material terms of the Acquisition Proposal giving rise to the Notice of Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new response period for Parent, except that the five (5)-Business Day period referred to in clause (1) above shall be reduced to three (3) Business Days following the giving of such new Notice of Superior Proposal.

(e)          Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such disclosure would reasonably be expected to be a violation of applicable law or (iii) informing any person of the existence of the provisions contained in this Section 6.07.

(f)          As used in this Agreement, “Acquisition Proposal” shall mean any proposal or offer (whether in writing or otherwise) from any Person (other than Parent and any Affiliates thereof) relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of (A) any assets or businesses of the Company that constitute 25% or more of the Company’s consolidated assets or (B) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the total outstanding voting securities of the Company or Bank Subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

(g)          As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent and is reasonably capable of being completed on the terms proposed); provided that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

6.08         Exchange Listing. Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Global Select Market the shares of Parent Common Stock to be issued to the Company stockholders as part of the Merger Consideration in connection with the Merger.

6.09         Indemnification.

(a)          Parent agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any persons who are or were serving at the request of the Company as a director, officer, trustee, fiduciary, employee or agent of another entity (including any Company Benefit Plan) (collectively, the “Indemnified Parties”), as provided in the Company Articles or Company Bylaws or other indemnification agreements in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in a manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring prior to the Effective Time.

(b)          Parent shall provide for a period of six (6) years from the Effective Time directors’ and officers’ liability insurance and fiduciary insurance to reimburse the present and former officers and directors of the Company covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions (including with respect to coverage) no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”) and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time. In lieu of the foregoing, Parent, or the Company in consultation with Parent for an aggregate price of no more than 250% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six (6) year “tail” prepaid policy providing equivalent coverage to that described in the preceding sentence. From and after the Effective Time, neither Parent nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.09(c), whether in respect of claims arising before or after the Effective Time.

(c)          The obligations of Parent under this Section 6.09 shall not be terminated or modified in a manner so as to adversely affect any Indemnified Person, or any other Person entitled to the benefit of this Section 6.09, to whom this Section 6.09 applies without the consent of the affected Indemnified Person or such other Person, as the case may be. If Parent or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.09.

(d)          The provisions of this Section 6.09 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.09, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.10         Employee Matters.

(a)          On or as soon as reasonably practicable following the Effective Date, Parent shall provide to officers and employees of the Company and its Subsidiaries, who at or after the Effective Date become employees of Parent or its Subsidiaries (“Company Continuing Employees”), employee benefits under Parent Benefit Plans, on terms and conditions which are the same as for similarly situated officers and employees of Parent and its Subsidiaries. Until such time as the Company Continuing Employees are able to participate in the Parent Benefit Plans, Parent shall maintain for the benefit of the Company Continuing Employees the Company Benefit Plans in effect immediately prior to the Effective Date (it being understood that participation in the Parent Benefit Plans may commence at different times with respect to each such Parent Benefit Plan).

(b)          For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Parent Benefit Plans, service with or credited by the Company or any of its Subsidiaries shall be treated as service with Parent. To the extent permitted under applicable law, Parent shall cause welfare Parent Benefit Plans that cover the Company Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Company Benefit Plans), and (ii) cause any deductible, co-insurance, flexible spending account contribution or maximum out-of-pocket payments made by the Company Continuing Employees under welfare Company Benefit Plans to be credited to such Company Continuing Employees under welfare Parent Benefit Plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by, and provide credit for any flexible spending account contributions already made by, such Company Continuing Employees under welfare Parent Benefit Plans. Any paid time off amount with respect to each Company Continuing Employee that is accrued and outstanding as of the Effective Date shall be carried over or cashed out by Parent in its sole discretion at or as soon as reasonably practicable after the Effective Date, as the case may be.

(c)          Parent shall provide to employees of the Company whose employment is terminated on or within one (1)-year of the Effective Date under circumstances entitling the employee to severance benefits under paragraph (d) of this Section 6.10, outplacement services appropriate to the employee’s position, as determined by reasonable competitive practices, for a period of six (6) months from the date of termination.

(d)          Parent shall assume and honor the obligations of the Company under all employment, severance, change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings as in effect on the date of this Agreement and listed on Section 5.03(o) of the Company’s Disclosure Schedule, in accordance with their terms. Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of the Company Benefit Plans. Parent shall, after consummation of the Merger, pay all amounts provided under such Company Benefit Plans and agreements as a result of a change in control of the Company, as applicable, in accordance with their respective terms, and to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans or agreements which become effective as a result of such change in control.

(e)          With respect to the Company’s 401(k) plan, the Company shall cause such plan to be fully vested and terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Company Continuing Employee who is a participant in the Company’s 401(k) plan shall be eligible to participate in Parent’s 401(k) plan as soon as administratively practical after the Effective Date, and account balances under the terminated Company 401(k) plan will be eligible for distribution or rollover, including direct rollover of both cash and promissory notes to Parent’s 401(k) plan for the Company Continuing Employees. Any other former employee of the Company or its Subsidiaries who is employed by Parent or its Subsidiaries after the Effective Date shall be eligible to be a participant in Parent’s 401(k) plan upon complying with eligibility requirements. For purposes of administering Parent’s 401(k) plan, service with the Company and its Subsidiaries shall be deemed to be service with Parent for participation and vesting purposes, but not for purposes of benefit accrual.

(f)          With respect to the Company’s ESOP, prior to the Closing Date, the Company shall adopt an amendment to the ESOP providing that, upon the Closing and subject to the consummation of the Merger, (i) the ESOP shall be terminated as of the Closing Date, (ii) no new participants shall be admitted to the ESOP after the Closing, and (iii) all ESOP participants’ accounts shall be 100% vested on and after the ESOP termination date. Prior to the Closing Date, the Company shall cause the ESOP Trustee to repay in full the outstanding indebtedness of the ESOP loan, subject to the terms of the ESOP, the ESOP loan agreement, the ESOP pledge agreement and the ESOP Trust, by delivering a sufficient number of unallocated shares of Company Common Stock to the Company, subject to and in accordance with applicable law. At the Effective Time, all remaining shares of the Company Common Stock held by the ESOP immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration and allocated to ESOP participants’ accounts. The ESOP account balances shall not be distributed to ESOP participants until the ESOP has received a favorable determination letter from the Internal Revenue Service. In the event that the Closing occurs prior to December 31, 2014, the Company may make a pro rata payment on the outstanding ESOP indebtedness of the amount accrued through the Closing Date, which accruals shall be made consistent with past practice.

(g)          With respect to the Company’s defined benefit pension plan, prior to the Closing Date, the Company shall adopt a resolution providing that benefit accruals for the pension plan shall be frozen such that (i) no additional years of credited service for benefit accrual purposes will be earned after the freeze date under the pension plan; and (ii) compensation earned by participants after the freeze date will not be taken into account under the pension plan. The Company shall take all necessary steps prior to the Closing Date to freeze the pension plan benefit accruals in accordance with ERISA and the pension plan, including providing participants all required notices.

(h)          This Section 6.10 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.10.

(i)          Except as provided in this Section 6.10(i), nothing in this Section 6.10 shall be construed to limit the right of Parent or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Parent Benefit Plans or the Company Benefit Plans maintained by the respective parties before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Parent Benefit Plan or Company Benefit Plans, provided that such amendment or termination shall not relieve Parent from its obligations under this Section 6.10.

6.11         Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12         Governance Matters.

(a)          At the Effective Date, Parent shall cause Richard T. Wheeler, Jr. to be appointed to the Board of Directors of Parent to serve in such capacity until such time as his successor shall be duly elected and qualified.

(b)          At or prior to the Effective Date, Parent shall establish the TowneBank Richmond Board of Directors (the “TowneBank Richmond Board”). The TowneBank Richmond Board shall initially be comprised of individuals chosen by Parent from the current members of the Board of Directors of the Company and Bank Subsidiary, together with other business and community leaders chosen by Parent after consultation with the Company. Membership on the TowneBank Richmond Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with Parent until the later of the date that is two (2) years following the Effective Date or the date on which he or she ceases to be a member of the TowneBank Richmond Board.

6.13         Voting Agreement. The Company has identified to Parent all persons who are, as of the date hereof, directors or executive officers of the Company. The Company shall have delivered to Parent on or prior to the date hereof executed copies of a written agreement in the form of Exhibit B hereto from each such director or executive officer.

6.14         Shareholder Litigation. Each of the Company and Parent shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by the Company shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15         Investment Portfolio. As soon as reasonably practicable after the date hereof and in any event prior to the Closing Date, the Company and Bank Subsidiary shall, subject to and consistent with applicable Law and prudent investment management practices: (i) divest all the equity securities it holds that are not permissible investments for Parent under applicable Law and which are listed in Section 6.15 of the Company’s Disclosure Schedule; and (ii) divest the corporate bonds it holds listed in Section 6.15 of the Company Disclosure Schedule so as to conform its investment portfolio to the extent practicable in a manner that is consistent with the policies and practices of Parent.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the Transaction shall have been validly taken, including the Company Stockholder Approvals and Parent Stockholder Approval.

(b)          Regulatory Approvals. All Regulatory Approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, that no such approvals shall contain any conditions, restrictions or requirements that, in the good faith reasonable judgment of Parent, would have a Material Adverse Effect on Parent (after giving effect to the Merger).

(c)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)          Joint Proxy Statement. The Joint Proxy Statement shall have been cleared by the SEC and FDIC for use in definitive form and it shall not be subject to any stop order or any threatened stop order (or an order, demand, request or other action with similar effect) of the SEC or FDIC.

(e)          Listing. The shares of Parent Common Stock to be issued to the Company stockholders as part of the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ Global Select Market.

(f)          Tax Opinion. Each of Parent and the Company shall have received the written opinion of LeClairRyan, A Professional Corporation, in form and substance reasonably satisfactory to both the Company and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

7.02         Conditions to Obligation of the Company and Bank Subsidiary. The obligation of the Company and Bank Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by the Company and Bank Subsidiary prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b)          Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)          Delivery of Merger Consideration. Parent shall have delivered, or caused to be delivered, to the Exchange Agent, certificates, or at Parent’s option, evidence of shares in book-entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock as part of the Merger Consideration and the cash portion of the Merger Consideration to be paid in lieu of issuing fractional shares payable pursuant to Article III, and the Company shall have received evidence of the same from Parent.

(d)          Other Actions. Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

7.03         Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties. The representations and warranties of the Company and Bank Subsidiary set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company and Bank Subsidiary by the Chief Executive Officer and the Chief Financial Officer of the Company and Bank Subsidiary, respectively, to such effect.

(b)          Performance of Obligations of the Company. The Company and Bank Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company and Bank Subsidiary by the Chief Executive Officer and the Chief Financial Officer of the Company and Bank Subsidiary, respectively, to such effect.

(c)          Minimum Total Common Stockholders’ Equity. As of the month-end prior to the Closing Date, the Company shall not have total common stockholders’ equity (as adjusted pursuant to the following sentence) of less than $240,000,000. The Company’s total common stockholders’ equity shall be calculated for the purposes of this Section 7.03(c) in accordance with GAAP applied in a manner consistent with the Company’s consolidated financial statements as of and for the year ended September 30, 2013; provided, however, that for purposes of this Section 7.03(c), the Company’s net income or loss for the period beginning on July 1, 2014 and ending as of the month-end prior to the Closing Date shall exclude the effect of (i) any reserves or charge-offs that are requested to be made by Parent and (ii) any expenses or other costs incurred by the Company that are associated with or result directly from the Merger. Accordingly, and for the avoidance of doubt, the calculation of total common stockholders’ equity for purposes of this Section 7.03(c) shall be adjusted to add back the items described in clauses (i) and (ii) above.

(d)          Other Actions. The Company and Bank Subsidiary shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

8.01         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approvals or the Parent Stockholder Approval:

(a)          by mutual consent of the Company, Bank Subsidiary and Parent in a written instrument authorized by the Boards of Directors of the Company, Bank Subsidiary and Parent;

(b)          by either the Company and Bank Subsidiary or Parent, if (i) any Governmental Authority that must grant a requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

(c)          by either the Company and Bank Subsidiary or Parent, if (i) the Merger shall not have been consummated on or before April 30, 2015 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, (ii) the Company Meeting (including any adjournment or postponements thereof) shall have concluded and the Company Stockholder Approvals shall not have been obtained or (iii) the Parent Meeting (including any adjournment or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

(d)          by the Company and Bank Subsidiary:

(i)          if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02 and (B) is incapable of being cured (or is not cured) by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(ii)         in order to enter into a definitive agreement with respect to a transaction that the Company Board has determined constitutes a Superior Proposal, if prior to the receipt of the Company Stockholder Approvals contemplated by this Agreement (A) the Company complies with the procedures set forth in Section 6.07(d) with respect to such Superior Proposal and (B) the Company pays to Parent the amount specified and within the time period specified in Section 8.03.

(e)          by Parent, if:

(i)          the Company or Bank Subsidiary shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03 and (B) is incapable of being cured (or is not cured) by the Company or Bank Subsidiary, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(ii)         the Company Board (A) effects a Change of Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (B) fails to include the Company Board Recommendation in the Joint Proxy Statement; or

(iii)        the Company Stockholder Approvals are not obtained at the Company Meeting if the Company or its representatives shall have breached the provisions of Section 6.07(a) and/or Section 6.07(d) and the Company shall, subsequent to such breach but prior to the Company Stockholder Meeting, have received an Acquisition Proposal.

(f)          by Company and Bank Subsidiary if the Parent Board (i) fails to include the Parent Board Recommendation or withdraws, modifies or qualifies in any manner adverse to the Company and Bank Subsidiary such recommendation, unless the Company Board effects a Change of Recommendation or fails to include the Company Board Recommendation in the Joint Proxy Statement, or (ii) breached its obligations under this Agreement by reason of a failure to call the Parent Stockholders Meeting in accordance with Section 6.02(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 6.03(a), unless the Company Board effects a Change of Recommendation or fails to include the Company Board Recommendation in the Joint Proxy Statement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.05, specifying the provision or provisions hereof pursuant to which such termination is effected. Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

8.02         Effect of Termination. In the event of termination of this Agreement by either the Company and Bank Subsidiary or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.05, 6.06(b), 8.02, 8.03, 9.03, 9.04, 9.05, 9.06, 9.08, 9.09 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company and Bank Subsidiary nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.03         Fees and Expenses.

(a)          Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement, which shall be borne equally by Parent and Company, all other fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          In the event that this Agreement is terminated:

(i)          by the Company and Bank Subsidiary pursuant to Section 8.01(d)(ii);

(ii)         by Parent pursuant to Section 8.01(e)(ii) or Section 8.01(e)(iii); or

(iii)        (A) by (1) Parent or the Company and Bank Subsidiary pursuant to Section 8.01(c)(ii) or Section 8.01(c)(i) (in the case of Section 8.01(c)(i), only if at such time the Company has failed to hold the Company Meeting and Parent is not in breach of its obligations under Section 6.04) or (2) Parent pursuant to Section 8.01(e)(i) if the breach or failure to perform giving rise to such termination was willful, knowing or intentional, (B) a bona fide Acquisition Proposal shall have been publicly disclosed and not withdrawn prior to the Company Meeting (in the case of termination pursuant to Section 8.01(c)(ii)), or prior to the termination date (in the case of termination pursuant to Section 8.01(c)(i)) or prior to the breach or failure to perform giving rise to the right of termination (in the case of termination pursuant to Section 8.01(e)(i)), and (C) within twelve (12) months of the termination of this Agreement the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Acquisition Proposal, then the Company shall pay Parent a fee, in immediately available funds, in the amount of $11,000,000 (the “Termination Fee”) (x) at the time of such termination, in the case of a termination described in clause (b)(i) above, (y) not later than two (2) Business Days following such termination, in the case of a termination described in clause (b)(ii) above, or (z) at the time of entry into the agreement related to the transaction contemplated by the Acquisition Proposal described in clause (b)(iii)(C) above, in the event of a termination under the circumstances described in clause (b)(iii) above. For the purposes of clause (b)(iii) above, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.07(f) except that the references to “25%” in the definition of “Acquisition Proposal” in Section 6.07(f) of this Agreement shall be deemed to be references to “50%.” In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)          If the Company and Bank Subsidiary terminate this Agreement pursuant to Section 8.01(f), then Parent shall pay the Company the Termination Fee, by wire transfer, on the Business Day following such termination.

(d)          The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.03(b) and by Parent pursuant to Section 8.03(c) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of Parent or the Company as the case may be in the event of termination of this Agreement on the bases specified in such section. In the event that the Company fails to pay when due any amounts payable under this Section 8.03, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.01         Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, except as provided for in Section 8.02. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

9.02         Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the Company stockholders and the Parent stockholders, no amendment shall be made which by law requires further approval by the stockholders of the Company or Parent without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any stockholders and if such amendment were deemed by law to require further approval by the stockholders of the Company or Parent, the approval of the principal terms of this Agreement by the Company stockholders and the Parent stockholders will be deemed to have granted the Company and Parent the authority to amend such dates without such further approval.

9.03         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04         Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such Commonwealth.

9.05         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Parent:

TowneBank

6001 Harbour View Boulevard

Suffolk, Virginia 23425

Attention: G. Robert Aston, Jr.

Fax: 757.484.4591

With a copy to:

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: George P. Whitley, Esq.

Fax: 804.783.7628

Email: george.whitley@leclairryan.com

If to the Company or Bank Subsidiary to:

Franklin Financial Corporation

4501 Cox Road

Glen Allen, Virginia 23060

Attention: Richard T. Wheeler, Jr.

Fax: 804.967.7050

With a copy to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, 9th Floor

Washington, D.C. 20005

Attention: Christina M. Gattuso, Esq.

Fax: 202.204.5611

Email: cgattuso@kilpatricktownsend.com

9.06         Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Voting Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Voting Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.07         Severability. Except to the extent that application of this Section 9.07 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.08         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.09         Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.10         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11         Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to the Company’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

TOWNEBANK

By:	/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

FRANKLIN FINANCIAL CORPORATION

By:	/s/ Richard T. Wheeler, Jr.
Richard T. Wheeler, Jr.
Chairman, President and Chief Executive Officer

FRANKLIN FEDERAL SAVINGS BANK

By:	/s/ Richard T. Wheeler, Jr.
Richard T. Wheeler, Jr.
Chairman, President and Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

OF

FRANKLIN FINANCIAL CORPORATION

AND

FRANKLIN FEDERAL SAVINGS BANK

INTO

TOWNEBANK

Pursuant to this Plan of Merger (“Plan of Merger”), FRANKLIN FINANCIAL CORPORATION, a Virginia corporation (the “Company”), and FRANKLIN FEDERAL SAVINGS BANK, a federally chartered savings bank and wholly owned subsidiary of the Company (“Bank Subsidiary”), shall merge with and into TOWNEBANK, a Virginia banking corporation (“Parent”).

ARTICLE I

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of July 14, 2014, by and among Parent, the Company and Bank Subsidiary (the “Agreement”), at the Effective Time (as defined herein), the Company and Bank Subsidiary shall be merged with and into Parent (the “Merger”) in accordance with the provisions of Virginia and federal law, and with the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and 12 C.F.R. Section 152.13 promulgated by the Office of the Comptroller of the Currency. The separate corporate existence of each of the Company and Bank Subsidiary thereupon shall cease, and Parent shall be the surviving corporation in the Merger. The Merger shall become effective on such date (the “Effective Date”) and time (the “Effective Time”) as may be determined in accordance with Section 2.02(a) of the Agreement.

ARTICLE II

Merger Consideration; Exchange Procedures

2.01         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of Parent, the Company and Bank Subsidiary, as the case may be, such stockholders will be entitled to the following:

(a)           Each share of common stock, $1.667 par value per share, of Parent (“Parent Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)           Each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive 1.40 shares of Parent Common Stock pursuant to the terms and conditions set forth in this Plan of Merger (the “Exchange Ratio”). All shares of Company Common Stock converted pursuant to this Section 2.01 shall automatically be cancelled and retired and shall cease to exist as of the Effective Time. The number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, into which shares of Company Common Stock shall be converted, is referred to herein as the “Merger Consideration”.

(c)           Each share of common stock, $10.00 par value per share, of Bank Subsidiary that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

2.02         Exchange Procedures.

(a)           As promptly as practicable after the Effective Date, and in no event later than five (5) Business Days (as defined in the Agreement) thereafter, the agent designated by Parent (who, if different than Parent’s then serving registrar and transfer agent, is reasonably acceptable to the Company) to act as the exchange agent for purposes of conducting the exchange procedure described in this Section 2.02 (the “Exchange Agent”) shall, and Parent shall cause the Exchange Agent to, mail or deliver to each holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such stock certificate(s) that, immediately prior to the Effective Time, represented shares of Company Common Stock (each, a “Certificate”) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of shares of Company Common Stock held in book-entry form immediately prior to the Effective Time (the “Book-Entry Shares”) to the Exchange Agent and which shall have been approved in form by the Company) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the consideration to which such holder may be entitled pursuant to Section 2.01(b) hereof deliverable in respect thereof pursuant to this Plan of Merger.

(b)          At least one (1) Business Day prior to the Closing (as defined in the Agreement), for the benefit of the holders of Certificate(s) or Book-Entry Shares, Parent shall deliver to the Exchange Agent certificates, or at Parent’s option, evidence of shares in book-entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock and cash in lieu of fractional shares as the Merger Consideration in exchange for their Certificate(s) and Book-Entry Shares as provided in this Article II. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons (as defined in the Agreement) entitled thereto.

(c)           Upon the Closing, each holder of an outstanding Certificate(s) or Book-Entry Shares who has surrendered such Certificate(s) or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book-entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate(s) or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger and any other distribution theretofore paid after the Merger with respect to Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificate(s) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(d)           If a holder of Company Common Stock surrenders its Certificate(s) and/or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent, then Parent shall cause the Exchange Agent to promptly, but in no event later than five (5) Business Days following receipt of such Certificate(s) and/or Book-Entry Shares and properly executed letter of transmittal, deliver to such holder the Merger Consideration into which the shares of Company Common Stock represented thereby have been converted pursuant to Section 2.01(b).

(e)           Each outstanding Certificate or Book-Entry Share which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Parent Common Stock and the right to receive the amount of cash in lieu of fractional shares into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificate(s) or Book-Entry Shares and, if such Certificate(s) or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock and cash in lieu of fractional shares as hereinabove provided. No dividends which have been declared by Parent after the Merger will be remitted to any Person entitled to receive shares of Parent Common Stock under Section 2.01 until such Person surrenders the Certificate(s) or Book-Entry Shares representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

(g)           Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 2.02(b) that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of the Company who have not theretofore complied with Section 2.02(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan of Merger without any interest thereon. If outstanding Certificate(s) or Book-Entry Shares representing shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to any Governmental Authority (as defined in the Agreement), the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law (as defined in the Agreement), become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to the Agreement or this Plan of Merger shall be liable to any holder of stock represented by any Certificate or Book-Entry Shares for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Plan of Merger, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Shares, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)           At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than to receive the consideration provided under this Article II.

2.03         Company Stock Options and Stock Awards.

(a)            Each option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Franklin Financial Corporation 2012 Equity Incentive Plan (the “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of Parent to pay (or cause to be paid), and a right of the holder of the Company Stock Option to receive, cash in an amount equal to the product of (i) the Parent Average Share Price multiplied by the Exchange Ratio minus the per share exercise price of such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such Company Stock Option. In the event that the product obtained by such calculation with respect to a Company Stock Option is zero or a negative number, then such Company Stock Option shall, immediately prior to the Effective Time, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a Company Stock Option as soon as reasonably practicable following the Effective Time and in no event later than thirty (30) days following the Effective Time.

(b)            Each restricted stock award issued pursuant to the Company Stock Plan (a “Company Stock Award”) that is outstanding immediately before the Effective Time shall, at the Effective Time, vest in full and the restrictions thereon shall lapse in accordance with the agreement relating to such award, and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Stock Award shall be entitled to receive the Merger Consideration in accordance with Article III.

2.04         No Fractional Shares. Notwithstanding any other provision of this Plan of Merger, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificate(s) or Book-Entry Shares surrendered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Parent Average Share Price (as defined herein), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share. As used herein, the term “Parent Average Share Price” means the average of the closing price per share of Parent Common Stock, as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Closing Date (as defined in the Agreement).

2.05         Changes in Company Common Stock or Parent Common Stock. Notwithstanding anything in this Plan of Merger to the contrary, if, between the date of the Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Merger Consideration and any similarly dependent items, shall be correspondingly adjusted to provide the holders of Company Common Stock and other securities the same economic effect as contemplated by this Plan of Merger prior to such event.

2.06         Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Plan of Merger to any holder of shares of Company Common Stock such amounts as Parent is required under the Internal Revenue Code of 1986, as amended, or any state, local or foreign Tax (as defined in the Agreement) law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Plan of Merger as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

2.07         Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger or the other transactions contemplated by the Agreement and this Plan of Merger.

ARTICLE III

Articles of Incorporation and Bylaws of Parent

The Articles of Incorporation and Bylaws of Parent immediately after the Merger shall be the Articles of Incorporation and Bylaws of Parent as in effect immediately prior to the Merger.

ARTICLE IV

Conditions Precedent

The obligations of Parent, the Company and Bank Subsidiary to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”), dated as of July 14, 2014, is by and among TowneBank, a Virginia banking corporation (“Parent”), Franklin Financial Corporation, a Virginia corporation (the “Company”), and the undersigned stockholder of the Company (the “Stockholder”). All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Parent and the Company have approved a business combination of their companies through the merger (the “Merger”) of the Company and Franklin Federal Savings Bank, a wholly-owned subsidiary of the Company, with and into Parent pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of July 14, 2014, by and among Parent, the Company and Franklin Federal Savings Bank, and a related Plan of Merger (together, the “Merger Agreement”);

WHEREAS, the Stockholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by the Stockholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Parent, the Company and Bank Subsidiary entering into the Merger Agreement, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Agreement to Vote.

During the term of this Agreement, the Stockholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the Company Articles Amendment at the Company Meeting; and (ii) against any Acquisition Proposal.

2.            Covenants of Stockholder.

The Stockholder covenants and agrees as follows:

(a)           Ownership. The Stockholder is the beneficial and/or registered owner of the Shares as set forth opposite the Stockholder’s name on Schedule A hereto. Except for the Stockholder’s Shares, the Stockholder is not the beneficial or registered owner of any other shares of Company Common Stock or rights to acquire shares of Company Common Stock and for which Stockholder has the right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)           Restrictions on Transfer. During the term of this Agreement, the Stockholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Stockholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares, unless the purchaser or transferee agrees to be bound by the terms of this Agreement.

(c)           Authority. The Stockholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(d)           No Breach. None of the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares are subject.

(e)           Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)           No Solicitation. During the term of this Agreement, the Stockholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

3.            No Prior Proxies.

The Stockholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.            Certain Events.

The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of the Company issued to or acquired by the Stockholder.

5.            Capacity; Obligation to Vote.

(a)          This Agreement relates solely to the capacity of the Stockholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect, prohibit, limit or prevent the exercise by such Stockholder of his responsibilities as a director or officer of the Company, including actions permitted to be taken in compliance with Section 6.07 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Stockholder of his or her fiduciary responsibility in respect of any such securities.

(b)          The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Stockholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) Parent is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) the Company is otherwise entitled to terminate the Merger Agreement.

6.            Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article VIII of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Stockholder, the Company or Parent, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.            Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

8.            Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

9.            Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

10.           Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to the Company or Parent, the applicable address set forth in Section 9.05 of the Merger Agreement, and (ii) with respect to the Stockholder, at the address for the Stockholder shown on the records of the Company.

11.          Benefit of Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

12.          Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

13.          Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, TowneBank, Franklin Financial Corporation and the Stockholder have caused this Agreement to be duly executed as of the date and year first above written.

TOWNEBANK

By:
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

FRANKLIN FINANCIAL CORPORATION

By:
Richard T. Wheeler, Jr.
Chairman, President and Chief Executive Officer

STOCKHOLDER

Name:

SCHEDULE A

Number of Shares

Name	Common Stock (including restricted stock)	Vested Options	Unvested Options